Exhibit 5.1

BEFUMO & SCHAEFFER PLLC
2020 Pennsylvania Avenue, NW Suite 840 | Washington, DC 20006| Ph: 202-725-6733 | Fax: 202-478-2900

October 12, 2010

TO:	Board of Directors
NL One Corporation
5348 Vegas Drive
Las Vegas, NV 89108

RE:	Common Stock of NL One Corp. Registered on Form S-1/A, filed October 12, 2010

Dear Sirs;

We have acted as counsel to NL One Corporation (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on or about October 12, 2010 of a registration statement on Form S-1/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 18,880,000 shares of the Company’s common stock, consisting of:

1.	4,000,000 shares of common stock for sale by the Company; and
2.	14,880,000 shares of common stock for resale by certain selling shareholders named in the Registration Statement.

(Collectively, the “Registered Shares”)

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:  the 14,880,000 shares of common stock for resale by the selling shareholders named in the Registration Statement have been duly and validly authorized and issued, are fully paid and non-assessable; and the 4,000,000 shares of common stock for sale by the Company shall upon issuance, be issued as duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.  This opinion letter is opining upon and is limited to the federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

Befumo & Schaeffer, PLLC

/s/ Andrew J. Befumo

Andrew J. Befumo, Partner, Befumo & Schaeffer, PLLC